(m)(3)(i)

May 1, 2013

ING Variable Portfolios, Inc.

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

Re:	Reduction in Fee Payable under the ING Variable Portfolios, Inc. Shareholder
Services and Distribution Plan

Ladies and Gentlemen:

ING Investments Distributor, LLC (“IID”), formerly, ING Funds Distributor, LLC, hereby waives a portion of the distribution fee payable to IID for the funds listed on the attached Amended Schedule A of the ING Variable Portfolios, Inc. Shareholder Services and Distribution Plan (the “Plan”), in an amount equal to 0.10% per annum on the average daily net assets attributable to Service 2 Class Shares as if the distribution fee specified in the Plan were 0.15%. By this letter, we agree to waive that fee for the period May 1, 2013 through May 1, 2014.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of ING Variable Portfolios, Inc.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President

Agreed and Accepted:

ING Variable Portfolios, Inc.

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments Distributor, LLC

AMENDED SCHEDULE A

Funds

ING Emerging Markets Index Portfolio

ING Index Plus LargeCap Portfolio

ING Index Plus MidCap Portfolio

ING Index Plus SmallCap Portfolio

ING International Index Portfolio

ING Russell™ Large Cap Index Portfolio

ING Russell™ Mid Cap Growth Index Portfolio

ING Russell™ Mid Cap Index Portfolio

ING Russell™ Small Cap Index Portfolio

ING Small Company Portfolio

ING U.S. Bond Index Portfolio

ING WisdomTreeSM Global High-Yielding Equity Index Portfolio